Exhibit 99.1

News Release
International Paper to Create Two Independent Public Companies and
Reports Full-Year and Fourth Quarter 2025 Results

FULL-YEAR 2025 FINANCIAL SUMMARY
•Net sales of $23.63 billion
•Loss from continuing operations of $2.84 billion includes the following:
◦$2.47 billion pre-tax non-cash goodwill impairment charge
◦$0.96 billion non-cash accelerated depreciation associated with asset rationalization decisions
◦$0.63 billion of restructuring charges
•Adjusted EBITDA (non-GAAP) from continuing operations of $2.98 billion
•Cash provided by operating activities of $1.70 billion
•Free cash flow (non-GAAP) of $(0.16) billion

FOURTH QUARTER 2025 FINANCIAL SUMMARY
•Net sales of $6.01 billion
•Loss from continuing operations of $2.36 billion includes the following:
◦$2.47 billion pre-tax non-cash goodwill impairment charge
◦$0.09 billion non-cash accelerated depreciation associated with asset rationalization decisions
◦$0.16 billion of restructuring charges
•Adjusted EBITDA (non-GAAP) from continuing operations of $0.76 billion
•Cash provided by operating activities of $0.91 billion
•Free cash flow (non-GAAP) of $0.26 billion

2026 FINANCIAL TARGETS
•Adjusted EBITDA (non-GAAP) from continuing operations
◦Full-year: $3.5-$3.7 billion
◦First quarter: $0.74-$0.76 billion

MEMPHIS, Tenn. – January 29, 2026 – International Paper (NYSE: IP; LSE: IPC) (the "Company") today announced results for the full-year and fourth quarter ended December 31, 2025. The Company separately announced its plan to create two independent, publicly traded packaging solutions companies in North America and EMEA.

“Throughout 2025, we made significant progress executing our profitable growth strategy,” said Chairman and CEO Andy Silvernail. “By deploying and embedding 80/20, we focused resources where we can win and built two regional packaging powerhouses. In North America we grew above market in the second half of the year and delivered 37% year-over-year adjusted EBITDA improvement. In EMEA, we moved decisively and made significant progress in applying our commercial and structural cost levers to set us up for a strong year ahead.”

“As we enter 2026, we anticipate meaningful progress on our commercial and cost-out initiatives and expect to deliver $3.5 - $3.7B of adjusted EBITDA for the full year and $740-760 million in the first quarter. These targets are based on above-industry growth but do not reflect future price realization. Further, we have not yet fully assessed the impact of this week’s winter storm across the US.” Silvernail continued, “We have confidence in the plans to achieve our targets for 2026 and believe our ongoing transformation investments will allow us to build momentum as we work toward forming two scaled, independent, regional packaging solutions leaders in North America and EMEA.”

Select Financial Measures
The preliminary full-year and fourth quarter 2025 results discussed in this release will be finalized in our Annual Report on Form 10-K, which we intend to file with the U.S. Securities and Exchange Commission on February 26, 2026.

(In millions)	Fourth Quarter 2025	Fourth Quarter 2024	Third Quarter 2025	Full-Year 2025	Full-Year 2024
Net Sales	$6,006	$3,922	$6,222	$23,634	$15,835
Earnings (Loss) from Continuing Operations before Income Taxes and Equity Earnings (Loss)	(2,654)	113	(675)	(3,368)	369
Earnings (Loss) from Continuing Operations	(2,363)	88	(426)	(2,838)	725
Adjusted EBITDA from Continuing Operations	758	443	859	2,976	1,636
Adjusted Operating Earnings (Loss)	(43)	135	(224)	(100)	471
Cash Provided By (Used For) Operating Activities	905	397	605	1,698	1,678
Free Cash Flow	255	137	150	(159)	757

Diluted EPS from Continuing Operations and Adjusted Operating EPS

	Fourth Quarter 2025	Fourth Quarter 2024	Third Quarter 2025	Full-Year 2025	Full-Year 2024
Diluted Earnings (Loss) Per Share from Continuing Operations	$(4.48)	$0.25	$(0.81)	$(5.61)	$2.05
Add Back – Non-Operating Pension Expense (Income)	(0.01)	(0.02)	(0.01)	(0.02)	(0.12)
Add Back – Net Special Items Expense (Income)	4.98	0.17	0.67	6.40	0.66
Income Taxes - Non-Operating Pension and Special Items	(0.57)	(0.02)	(0.28)	(0.97)	(1.26)
Adjusted Operating Earnings (Loss) Per Share	$(0.08)	$0.38	$(0.43)	$(0.20)	$1.33

NON-GAAP MEASURES
This release refers to the following non-GAAP financial measures:

Adjusted EBITDA from continuing operations is a non-GAAP financial measure and is defined as earnings (loss) from continuing operations before income taxes, equity earnings (loss), interest expense, net, net special items, non-operating pension expense (income) and depreciation and amortization. The most directly comparable GAAP measure is earnings (loss) from continuing operations before income taxes and equity earnings (loss). A reconciliation of earnings (loss) from continuing operations before income taxes and equity earnings (loss) to adjusted EBITDA from continuing operations and an explanation of why we believe this non-GAAP financial measure provides useful information to investors is included later in this release.

Adjusted operating earnings (loss) and adjusted operating earnings (loss) per share are non-GAAP financial measures defined as earnings (loss) from continuing operations (a GAAP measure) excluding net special items and non-operating pension expense (income). Earnings (loss) from continuing operations and diluted earnings (loss) per share from continuing operations are the most directly comparable GAAP measures. The Company calculates adjusted operating earnings (loss) (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and net special items from the earnings (loss) from continuing operations reported under U.S. GAAP. Adjusted operating earnings (loss) per share is calculated by dividing adjusted operating earnings by the (loss) diluted average shares of common stock outstanding. Management uses these measures to focus on on-going operations, and believes that such measures are useful to investors in assessing the operational performance of the Company and enabling investors to perform meaningful comparisons of past and present consolidated operating results from continuing operations. For discussion of net special items and non-operating pension expense (income), see the disclosure under Effects of Net Special Items and Consolidated Statement of Operations and related notes included later in this release. A reconciliation of earnings (loss) from continuing operations to adjusted operating earnings (loss) and diluted earnings (loss) from continuing operations per share to adjusted operating earnings (loss) per share, and an explanation of why we believe these non-GAAP financial measures provide useful information to investors, are included later in this release.

Free cash flow is a non-GAAP financial measure, which equals cash provided by (used for) operations (a GAAP measure) less capital expenditures. The most directly comparable GAAP measure is cash provided by (used for) operations. A reconciliation of cash provided by (used for) operations to free cash flow and an explanation of why we believe this non-GAAP financial measure provides useful information to investors is included later in this release.

SEGMENT INFORMATION
Effective in 2025, the Chief Operating Decision Maker (CODM) began reviewing the Company's financial results and operations under a structure that reflects the scope of the Company's continuing operations: Packaging Solutions North America (PS NA) and Packaging Solutions EMEA (PS EMEA). The PS EMEA segment includes the Company's legacy EMEA Industrial Packaging business and the EMEA DS Smith business. As such, amounts related to the Company's legacy EMEA Industrial Packaging business have been recast out of the Industrial Packaging segment into the new PS EMEA segment for all prior periods. The North America DS Smith business has been included in the PS NA segment. Amounts related to the Company's legacy North America Industrial Packaging business have been reported in the PS NA segment for all prior periods. This decision followed completion of our acquisition of DS Smith on January 31, 2025.

Following the announcement of a definitive agreement to sell the Global Cellulose Fibers (GCF) business on August 21, 2025, the GCF business is no longer a reportable segment. All current and historical operating results of the GCF business are presented as Discontinued Operations, net of tax, in the condensed consolidated statement of operations. For discussion of discontinued operations, see the disclosure under Discontinued Operations and Consolidated Statement of Operations and related notes included later in this release.

The following table presents net sales and business segment operating profit (loss), which is the Company's measure of segment profitability. Business segment operating profit (loss) is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280 - "Segment Reporting". Fourth quarter 2025 net sales by business segment and operating profit (loss) by business segment compared with the third quarter of 2025 and the fourth quarter of 2024 along with full-year 2025 net sales by business segment and operating profit (loss) by business segment compared with full-year 2024 are as follows:
Business Segment Results

(In millions)	Fourth Quarter 2025	Fourth Quarter 2024	Third Quarter 2025	Full-Year 2025	Full-Year 2024
Net Sales by Business Segment
Packaging Solutions North America	$3,715	$3,539	$3,898	$15,175	$14,293
Packaging Solutions EMEA	2,300	357	2,310	8,451	1,355
Corporate and Inter-segment Sales	(9)	26	14	8	187
Net Sales	$6,006	$3,922	$6,222	$23,634	$15,835
Business Segment Operating Profit (Loss)
Packaging Solutions North America	$319	$228	$(166)	$572	$891
Packaging Solutions EMEA	(223)	19	(58)	(236)	60

Packaging Solutions North America (PS NA) business segment operating profit (loss) in the fourth quarter of 2025 was $319 million compared with $(166) million in the third quarter of 2025. In the fourth quarter of 2025, net sales decreased driven by lower volumes due to exiting the non-strategic export containerboard and specialty markets and three fewer shipping days. These impacts were partially offset by higher sales prices for boxes and strategic customer wins. Cost of products sold decreased due to lower sales volumes and operating costs, including the cost-out impact of our mill strategic actions and lower input costs, partially offset by higher planned maintenance outage costs. Depreciation and amortization in the fourth quarter of 2025 was lower due to the non-repeat of $619 million of accelerated depreciation associated with the previously announced closures of the Red River containerboard mill in Campti, Louisiana and the Savannah and Riceboro containerboard mills in Georgia in the third quarter of 2025.

Packaging Solutions EMEA (PS EMEA) business segment operating profit (loss) in the fourth quarter of 2025 was $(223) million compared with $(58) million in the third quarter of 2025. Net sales decreased in the fourth quarter of 2025 compared with the third quarter of 2025, reflecting lower sales prices and lower volumes in a continued soft demand environment. Cost of products sold decreased driven by lower fiber and energy costs and lower planned maintenance outage costs. Depreciation and amortization expense in the fourth quarter of 2025 was higher primarily due to the finalization of the valuation of assets and changes to estimated lives associated with the acquisition accounting of DS Smith. Depreciation and amortization expense was also impacted by $73 million of accelerated depreciation associated with mill and plant closures in the fourth quarter of 2025 compared with $56 million in the third quarter of 2025.
CREATION OF TWO INDEPENDENT PUBLIC COMPANIES
In a separate press release today, the Company announced its intent to form two independent, public companies through the separation of its PS NA and PS EMEA businesses. This decisive action is intended to create two scaled, regional packaging solutions leaders, each with focused management teams and business models, tailored investment and capital allocation strategies, and compelling financial profiles. The separation is expected to be completed in 12-15 months, subject to the satisfaction of certain customary conditions.

In conjunction with our annual strategic review, including our evaluation to separate into two independent, public companies, we measured the current fair value of both PS NA and PS EMEA relative to their carrying values. Based on the results of this analysis and in accordance with US GAAP, the company recorded a pre-tax, non-cash goodwill impairment charge of $2.47 billion as of December 31, 2025 related to the PS EMEA reporting unit.
EFFECTS OF NET SPECIAL ITEMS

Continuing Operations
Net special items include items considered by management to not be reflective of the Company's underlying operations. Net special items in the fourth quarter of 2025 amount to a net after-tax charge of $2.32 billion ($4.41 per diluted share) compared with a net after-tax charge of $53 million ($0.15 per diluted share) in the fourth quarter of 2024 and a net after-tax charge of $205 million ($0.39 per diluted share) in the third quarter of 2025. Net special items in all periods include the following charges (benefits):

	Fourth Quarter 2025			Fourth Quarter 2024			Third Quarter 2025
(In millions)	Before Tax	After Tax		Before Tax	After Tax		Before Tax	After Tax
PS EMEA goodwill impairment	$2,467	$2,196	(a)	$—	$—		$—	$—
Severance and other costs	162	128	(b)	45	34	(b)	342	257	(b)
DS Smith combination costs (benefits)	10	8	(c)	38	38	(c)	(26)	(18)	(c)
Net (gains) losses on sales and impairments of businesses	10	8	(d)	—	—		16	12	(d)
Net (gains) losses on sales and impairments of assets	(18)	(12)	(e)	(59)	(45)	(e)	15	11	(e)
Environmental remediation adjustments	(5)	(4)	(f)	35	26	(f)	7	5	(f)
Tax benefit related to capital losses	—	—		—	—		—	(62)	(g)
Total special items, net	$2,626	$2,324		$59	$53		$354	$205

(a)	Non-cash goodwill impairment related to the Company's PS EMEA business segment. See note (f) of the Consolidated Statement of Operations.
(b)	Severance and other costs associated with the Company's 80/20 strategic approach which includes the realignment of resources and mill strategic actions. See notes (e) and (m) of the Consolidated Statement of Operations.
(c)	Transaction, integration and other costs/benefits that the Company believes are not reflective of the Company's underlying operations. See notes (a), (b), and (k) of the Consolidated Statement of Operations.
(d)	Includes charges related to the sale of the Company's kraft paper bag business and the sale of five European box plants in Mortagne, Saint-Amand and Cabourg (France), Ovar (Portugal) and Bilbao (Spain) to satisfy regulatory commitments in connection with the DS Smith combination. See note (f) of the Consolidated Statement of Operations.

(e)	Includes gains on assets sales related to our permanently closed Courtland, Alabama paper mill and Orange, Texas containerboard mill and charges associated with the sale of the Company's aircraft and other assets. See note (g) of the Consolidated Statement of Operations.
(f)	Environmental remediation adjustments associated with remediation work at a waste pit site at a mill acquired but never operated by the Company, and last utilized by the predecessor owner of the mill, and post-closure remediation work associated with mill strategic actions implemented in Q4 2023. See note (a) of the Consolidated Statement of Operations.
(g)	Tax benefit related to capital losses associated with the announced agreement to sell our Global Cellulose Fibers business. See note (h) of the Consolidated Statement of Operations.

Discontinued Operations
As announced on January 23, 2026, the Company completed the sale of its GCF business to American Industrial Partners (AIP) for $1.5 billion, subject to customary closing conditions. As part of the consideration, the Company will receive preferred stock in the acquiring entity with an initial liquidation preference of $190 million. In connection with our decision to divest the GCF business, we evaluated the carrying value of the related long-lived assets and determined that their fair value less costs to sell was below carrying value. Accordingly, we recorded an impairment charge in 2025 for a total of $1.07 billion, as detailed in the table below.

Discontinued operations, net of taxes includes the following charges (benefits):

	Fourth Quarter 2025		Fourth Quarter 2024		Third Quarter 2025
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Global Cellulose Fibers transaction costs	$10	$8	$5	$4	$15	$12
Net loss on impairment of business	62	47	—	—	1,008	758
Severance and other costs (benefits)	(3)	(2)	118	89	(5)	(4)
Total	$69	$53	$123	$93	$1,018	$766

EARNINGS WEBCAST
The Company will host a webcast today to discuss our proposal to create two independent public companies, as well as preliminary full-year and fourth quarter 2025 earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the Company’s website by clicking on the Investors tab and going to the Events & Presentations page at https://www.internationalpaper.com/investors/events-presentations. A replay of the webcast will also be on the website beginning approximately two hours after the call.

Parties who wish to participate in the webcast via teleconference may dial +1 (646) 307-1963 or, within the U.S. only, (800) 715-9871, and ask to be connected to the International Paper fourth quarter 2025 earnings call. The conference ID number is 4020847. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (609) 800-9909 or, within the U.S. only, (800) 770-2030 and when prompted for the conference ID, enter 4020847.

PRELIMINARY UNAUDITED FINANCIAL RESULTS
The selected unaudited financial results discussed in this release are preliminary and subject to our quarter-end and year-end control procedures. As a result, the financial results presented in this release may change in connection with the finalization of our financial statements for the full-year and fourth quarter 2025. In addition, the information in this release is not a comprehensive statement of our annual audited financial results for the full-year and fourth quarter 2025, and should not be viewed as a substitute for financial statements prepared in accordance with generally accepted accounting principles, and are not necessarily indicative of our results for any future period.

ABOUT INTERNATIONAL PAPER
International Paper (NYSE: IP; LSE: IPC) is dedicated to empowering customers, teammates, and shareowners to thrive by delivering innovative, sustainable packaging solutions for a changing world. As a trusted leader in corrugated packaging, we collaborate with partners across industries to protect what matters most—strengthening supply chains, advancing sustainability, and creating lasting value for our stakeholders. Discover more at internationalpaper.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the use of forward-looking or conditional words such as “expects,” “anticipates,” “believes,” “estimates,” “could,” “should,” “can,” “forecast,” “outlook,” “intend,” “look,” “may,” “will,” “remain,” “confident,” “commit,” “plan,” and “preliminary” or similar expressions. These statements are not guarantees of future performance and reflect management’s current views and speak only as to the dates the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. All statements, other than statements of historical fact, are forward-looking statements, including, but not limited to, statements regarding anticipated financial results, economic conditions, industry trends, future prospects, and the anticipated benefits, execution and consummation of strategic corporate transactions. Factors which could cause actual results to differ include but are not limited to: (i) our ability to consummate and achieve the benefits expected from, and other risks, costs and expenses associated with, our plans to separate our North America and Europe, Middle East and Africa (“EMEA”) operations into two independent public companies and other acquisitions, joint ventures, divestitures, spinoffs, capital investments and other corporate transactions on a timely basis or at all, including the risk that an impairment charge may be recorded for goodwill or other intangible assets, which may lead to decreased assets and reduced net earnings; (ii) our ability to integrate and implement our plans, forecasts, the internal control framework of DS Smith, including assessment of its internal controls over financial reporting, and achieve the synergies, value creation, target run rates and other expectations with respect to the combined company, including in light of our increased scale and global presence; (iii) risks associated with strategic business decisions including facility closures, business exits, operational changes, and portfolio rationalizations intended to support the Company’s 80/20 strategic approach for long-term growth; (iv) risks with respect to climate change and global, regional, and local weather conditions, as well as risks related to our targets and goals with respect to climate change and the emission of greenhouse gases and other environmental, social and governance matters, including our ability to meet such targets and goals; (v) loss contingencies and pending, threatened or future litigation, including with respect to environmental and antitrust related matters; (vi) the level of our indebtedness, including our obligations related to becoming the guarantor of the Euro Medium Term Notes as a result of our acquisition of DS Smith, risks associated with our variable rate debt, and changes in interest rates; (vii) the impact of global and domestic economic conditions and industry conditions, including with respect to current challenging macroeconomic conditions, inflationary pressures and changes in the cost or availability of raw materials, energy sources and transportation sources, supply chain shortages and disruptions, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products, and conditions impacting the credit, capital and financial markets; (viii) risks arising from conducting business internationally, domestic and global geopolitical conditions, military conflict (including the Russia/Ukraine conflict, the conflict in the Middle East, the further expansion of such conflicts, and the geopolitical and economic consequences associated therewith), as well as broader geopolitical tensions involving major global actors, including those related to China and Venezuela, changes in currency exchange rates, including in light of our increased proportion of assets, liabilities and earnings denominated in foreign currencies as a result of our business combination with DS Smith, trade policies (including but not limited to protectionist measures and the imposition of new or increased tariffs as well as the potential impact of retaliatory tariffs and other penalties including retaliatory policies against the United States) and global trade tensions, downgrades in our credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations; (ix) the amount of our future pension funding obligations, and pension and healthcare costs; (x) the costs of compliance, or the failure to comply with, existing, evolving or new environmental (including with respect to climate change and greenhouse gas emissions), tax, trade, labor and employment, privacy, anti-bribery and anti-corruption, and other U.S. and non-U.S. governmental laws, regulations and policies (including but not limited to those in the United Kingdom and European Union); (xi) a material disruption at any of our manufacturing facilities or other adverse impact on our operations due to severe weather, natural disasters, climate change or other causes; (xii) our ability to realize expected benefits and cost savings associated with restructuring initiatives; (xiii) cybersecurity and information technology risks, including as a result of security breaches and cybersecurity incidents; (xiv) our exposure to claims under our agreements with Sylvamo Corporation; (xv) our ability to attract and retain qualified personnel and maintain good employee or labor relations; (xvi) our ability to maintain effective internal control over financial reporting; and (xvii) our ability to adequately secure and protect our intellectual property rights. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in our press releases and reports filed with the U.S. Securities and Exchange Commission. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###
Contacts:
Media: newsroom@ipaper.com Investors: Mandi Gilliland; 901-419-4595; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Condensed Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,				Three Months Ended September 30		Twelve Months Ended December 31,
	2025		2024		2025		2025		2024
Net Sales	$6,006		$3,922		$6,222		$23,634		$15,835
Costs and Expenses
Cost of products sold	4,123	(a)	2,765	(j)	4,287	(a)	16,637	(a)	11,397	(j)
Selling and administrative expenses	545	(b)	481	(k)	493	(b)	2,050	(b)	1,703	(k)
Depreciation and amortization	697	(c)	221		1,099	(c)	2,747	(c)	851	(l)
Distribution expenses	543		279		524		2,000		1,180
Taxes other than payroll and income taxes	42		27		40		210	(d)	119
Restructuring charges, net	162	(e)	45	(m)	342	(e)	626	(e)	103	(m)
Net (gains) losses on sales and impairments of businesses	2,477	(f)	—		16	(f)	2,442	(f)	—
Net (gains) losses on sales and impairments of assets	(18)	(g)	(59)	(n)	15	(g)	(70)	(g)	(59)	(n)
Interest expense, net	95		58		85		372		214	(o)
Non-operating pension expense (income)	(6)		(8)		(4)		(12)		(42)
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings (Loss)	(2,654)		113		(675)		(3,368)		369
Income tax provision (benefit)	(291)	(h)	24		(250)	(h)	(533)	(h)	(361)	(p)
Equity earnings (loss), net of taxes	—		(1)		(1)		(3)		(5)
Earnings (Loss) From Continuing Operations	(2,363)		88		(426)		(2,838)		725
Discontinued Operations, net of taxes	(21)	(i)	(235)	(q)	(676)	(i)	(678)	(i)	(168)	(q)
Net Earnings (Loss)	$(2,384)		$(147)		$(1,102)		$(3,516)		$557
Basic Earnings (Loss) Per Common Share
Earnings (loss) from continuing operations	$(4.48)		$0.25		$(0.81)		$(5.61)		$2.09
Discontinued operations	(0.04)		(0.67)		(1.28)		(1.34)		(0.49)
Net earnings (loss)	$(4.52)		$(0.42)		$(2.09)		$(6.95)		$1.60
Diluted Earnings (Loss) Per Common Share
Earnings (loss) from continuing operations	$(4.48)		$0.25		$(0.81)		$(5.61)		$2.05
Discontinued operations	(0.04)		(0.67)		(1.28)		(1.34)		(0.48)
Net earnings (loss)	$(4.52)		$(0.42)		$(2.09)		$(6.95)		$1.57
Average Shares of Common Stock Outstanding - Diluted	528.0		347.4		528.0		505.7		354.2

The accompanying notes are an integral part of this Consolidated Statement of Operations.

(a)	Includes a pre-tax benefit of $5 million ($4 million after taxes), pre-tax charges of $7 million ($5 million after taxes) and $2 million ($1 million after taxes) for the three months ended December 31, 2025 and September 30, 2025 and the twelve months ended December 31, 2025, respectively, for environmental remediation adjustments, a pre-tax benefit of $41 million ($30 million after taxes) and a pre-tax charge of $29 million ($22 million after taxes) for the three months ended September 30, 2025 and the twelve months ended December 31, 2025, respectively, for the inventory step-up recognized in purchase accounting related to the DS Smith combination.
(b)	Includes pre-tax charges of $10 million ($8 million after taxes), $15 million ($12 million after taxes) and $158 million ($130 million after taxes) for the three months ended December 31, 2025 and September 30, 2025 and the twelve months ended December 31, 2025, respectively, for transaction costs and integration costs associated with the DS Smith combination.
(c)	Includes pre-tax charges of $86 million, $675 million and $958 million for the three months ended December 31, 2025 and September 30, 2025 and the twelve months ended December 31, 2025, respectively, for accelerated depreciation associated with our site closures.

(d)	Includes a pre-tax charge of $50 million (before and after taxes) for the twelve months ended December 31, 2025 for a UK stamp tax associated with the DS Smith combination.
(e)	Includes pre-tax charges of $162 million ($128 million after taxes), $342 million ($257 million after taxes) and $626 million ($482 million after taxes) for the three months ended December 31, 2025 and September 30, 2025 and the twelve months ended December 31, 2025, respectively, for severance and other costs related to our mill closures and 80/20 strategic actions.
(f)	Includes a charge of $2.5 billion (before and after taxes) for the three months and twelve months ended December 31, 2025 for the non-cash impairment of goodwill in our PS EMEA business, pre-tax charges of $5 million ($4 million after taxes), $16 million ($12 million after taxes) and $21 million ($16 million after taxes) for the three months ended December 31, 2025 and September 30, 2025 and the twelve months ended December 31, 2025, respectively, related to the sale of our kraft paper bag business and a pre-tax charge of $5 million ($4 million after taxes) and pre-tax gain of $46 million ($36 million after taxes) for the three months and twelve months ended December 31, 2025 related to the sale of five European box plants in Mortagne, Saint-Amand, and Cabourg (France), Ovar (Portugal) and Bilbao (Spain) to satisfy regulatory commitments in connection with the DS Smith combination.

(g)	Includes pre-tax charges of $2 million ($1 million after taxes), $15 million ($11 million after taxes) and $17 million ($12 million after taxes) for the three months ended December 31, 2025 and September 30, 2025 and the twelve months ended December 31, 2025, respectively, related to the sale of aircraft assets, a pre-tax gain of $27 million ($20 million after taxes) for the three months and twelve months ended December 31, 2025 for asset sales related to our permanently closed Courtland, Alabama paper mill, a pre-tax gain of $62 million ($47 million after taxes) for the twelve months ended December 31, 2025 for asset sales related to our permanently closed Orange, Texas containerboard mill and a pre-tax charge of $7 million (before and after taxes) and $2 million ($3 million after taxes) for the three months and twelve months ended December 31, 2025, respectively, related to miscellaneous land sales and other items.
(h)	Includes a deferred tax benefit of $271 million for the three months and twelve months ended December 31, 2025 related to the EMEA goodwill impairment and a benefit of $62 million for the three months ended September 30, 2025 and the twelve months ended December 31, 2025 related to capital losses associated with the announced agreement to sell our Global Cellulose Fibers business. These deferred tax benefits are expected to offset cash taxes in 2027.
(i)	Includes the operating earnings of the Global Cellulose Fibers business. Also includes pre-tax charges of $62 million ($47 million after taxes), 1.0 billion ($758 million after taxes) and $1.1 billion ($805 million after taxes) for the three months ended December 31, 2025 and September 30, 2025 and the twelve months ended December 31, 2025, respectively, for the impairment of the Global Cellulose Fibers business which has been classified as held for sale, pre-tax charges of $10 million ($8 million after taxes), $15 million ($12 million after taxes) and $52 million ($40 million after taxes) for the three months ended December 31, 2025 and September 30, 2025 and the twelve months ended December 31, 2025, respectively, for costs associated with the sale of our Global Cellulose Fibers business and a pre-tax benefit of $3 million ($2 million after taxes), $5 million ($4 million after taxes) and $8 million ($6 million after taxes) for the three months ended December 31, 2025 and September 30, 2025 and the twelve months ended December 31, 2025, respectively, for adjustments related to previously announced Global Cellulose Fibers mill closures.

(j)	Includes pre-tax charges of $35 million ($26 million after taxes) and $60 million ($45 million after taxes) for the three months and the twelve months ended December 31, 2024, respectively, for environmental remediation adjustments, a pre-tax charge of $13 million ($9 million after taxes) for the twelve months ended December 31, 2024 for third-party damages related to a warehouse fire in Morocco, pre-tax income of $6 million (before and after taxes) for the twelve months ended December 31, 2024 related to the settlement of an Italian antitrust fine and a pre-tax charge of $10 million ($7 million after taxes) for the twelve months ended December 31, 2024 for a litigation reserve.
(k)	Includes pre-tax charges of $38 million (before and after taxes) and $86 million ($85 million after taxes) for the three months and twelve months ended December 31, 2024, respectively, for costs associated with our announced agreement of an all-share combination with DS Smith Plc and pre-tax charges of $37 million ($28 million after taxes) for the twelve months ended December 31, 2024 for strategic advisory fees.
(l)	Includes a pre-tax charge of $1 million (before and after taxes) for the twelve months ended December 31, 2024 for closure costs associated with our mill strategic actions.
(m)	Includes a pre-tax charge of $45 million ($34 million after taxes) and $103 million ($77 million after taxes) for the three months and twelve months ended December 31, 2024, respectively, for severance and other costs related to our mill closures and 80/20 strategic actions.
(n)	Includes a pre-tax gain of $54 million ($41 million after taxes) for the three months and twelve months ended December 31, 2024 related to the sale of a building at our Orange, Texas containerboard mill and a pre-tax gain of $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2024 related to miscellaneous land sales.
(o)	Includes pre-tax income of $10 million ($7 million after taxes) for the twelve months ended December 31, 2024 for interest income associated with the settlement of tax audits.
(p)	Includes a tax benefit of $416 million for the twelve months ended December 31, 2024 related to internal legal entity restructuring.
(q)	Includes the operating earnings of the Global Cellulose Fibers business. Also includes pre-tax charges of $117 million ($88 million after taxes) and $118 million ($89 million after taxes) for the three months and the twelve months ended December 31, 2024, respectively, for severance and other costs related to our mill strategic actions and 80/20 strategic approach, pre-tax charges of $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2024 for costs associated with our announced decision to explore strategic options for our Global Cellulose Fibers business and a pre-tax charge of $1 million (before and after taxes) and $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2024, respectively, for other items.

INTERNATIONAL PAPER COMPANY
Reconciliation of Earnings (Loss) from Continuing Operations to Adjusted Operating Earnings (Loss)
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,		Three Months Ended September 30	Twelve Months Ended December 31,
	2025	2024	2025	2025	2024
Earnings (Loss) from Continuing Operations	$(2,363)	$88	$(426)	$(2,838)	$725
Add back: Non-operating pension expense (income)	(6)	(8)	(4)	(12)	(42)
Add back: Net special items expense (income)	2,626	59	354	3,237	235
Income taxes - Non-operating pension and special items	(300)	(4)	(148)	(487)	(447)
Adjusted Operating Earnings (Loss)	$(43)	$135	$(224)	$(100)	$471

	Three Months Ended December 31,		Three Months Ended September 30	Twelve Months Ended December 31,
	2025	2024	2025	2025	2024
Diluted Earnings (Loss) per Common Share from Continuing Operations	$(4.48)	$0.25	$(0.81)	$(5.61)	$2.05
Add back: Non-operating pension expense (income)	(0.01)	(0.02)	(0.01)	(0.02)	(0.12)
Add back: Net special items expense (income)	4.98	0.17	0.67	6.40	0.66
Income taxes per share - Non-operating pension and special items	(0.57)	(0.02)	(0.28)	(0.97)	(1.26)
Adjusted Operating Earnings (Loss) per Share	$(0.08)	$0.38	$(0.43)	$(0.20)	$1.33
Notes:
Adjusted operating earnings (loss) and adjusted operating earnings (loss) per share are non-GAAP financial measures defined as earnings (loss) from continuing operations (a GAAP measure) excluding net special items and non-operating pension expense (income). Earnings (loss) from continuing operations and diluted earnings (loss) per common share from continuing operations are the most directly comparable GAAP measures. The Company calculates adjusted operating earnings (loss) (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and net special items, as described in greater detail above, from the earnings (loss) from continuing operations reported under U.S. GAAP. Adjusted operating earnings (loss) per share is calculated by dividing adjusted operating earnings (loss) by the diluted average shares of common stock outstanding. Management uses these non-GAAP financial measures to focus on on-going operations, and believes that such non-GAAP financial measures are useful to investors in assessing the operational performance of the Company and enabling investors to perform meaningful comparisons of past and present consolidated operating results from continuing operations. The Company believes that these non-GAAP financial measures, viewed alongside the most directly comparable GAAP measures, provides for a more complete analysis of the Company's results of operations.

Non-operating pension expense (income) represents amortization of prior service cost, amortization of actuarial gains/losses, expected return on assets and interest cost. The Company excludes these amounts from adjusted operating earnings (loss) as the Company does not believe these items reflect ongoing operations. These particular pension cost elements are not directly attributable to current employee service. The Company includes service cost in our non-GAAP financial measure as it is directly attributable to employee service, and the corresponding employees' compensation elements, in connection with ongoing operations.

Since diluted earnings per share are computed independently for each period, twelve-month per share amounts may not equal the sum of the respective quarters.

INTERNATIONAL PAPER COMPANY
Calculation of Adjusted EBITDA from Continuing Operations
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,		Three Months Ended September 30	Twelve Months Ended December 31,
	2025	2024	2025	2025	2024
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings (Loss)	$(2,654)	$113	$(675)	$(3,368)	$369
Interest expense, net	95	58	85	372	214
Special items	2,626	59	354	3,237	245
Non-operating pension expense (income)	(6)	(8)	(4)	(12)	(42)
Depreciation and amortization	697	221	1,099	2,747	850
Adjusted EBITDA from Continuing Operations	$758	$443	$859	$2,976	$1,636
Notes:

Adjusted EBITDA from continuing operations is a non-GAAP financial measure defined as earnings (loss) from continuing operations before income taxes and equity earnings (loss), interest expense, net, net special items, non-operating pension expense (income) and depreciation and amortization. Earnings (loss) from continuing operations before income taxes and equity earnings (loss) is the most directly comparable GAAP measure. Management uses this measure to focus on on-going operations and believes this measure is useful to investors in assessing the operational performance of the Company and enabling investors to perform meaningful comparisons of past and present consolidated operating results from continuing operations.

INTERNATIONAL PAPER COMPANY
Calculation of Adjusted EBITDA Outlook from Continuing Operations
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31, 2026	Twelve Months Ended December 31, 2026
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings (Loss)	$169 - $189	$1,202 - $1,402
Interest expense, net	93	375
Special items	—	—
Non-operating pension expense (income)	(19)	(77)
Depreciation and amortization	497	2,000
Adjusted EBITDA from Continuing Operations	$740 - $760	$3,500 - $3,700
Notes:

Adjusted EBITDA from continuing operations is a non-GAAP financial measure defined as earnings (loss) from continuing operations before income taxes and equity earnings (loss), interest expense, net, net special items, non-operating pension expense (income) and depreciation and amortization. Earnings (loss) from continuing operations before income taxes and equity earnings (loss) is the most directly comparable GAAP measure. Management uses this measure to focus on on-going operations and believes this measure is useful to investors in assessing the operational performance of the Company and enabling investors to perform meaningful comparisons of past and present consolidated operating results from continuing operations. Special items excluded from the target setting are difficult to predict and quantify and may reflect the effect of future events.

INTERNATIONAL PAPER COMPANY
Condensed Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	December 31, 2025	December 31, 2024
Assets
Current Assets
Cash and Temporary Investments	$1,145	$1,062
Accounts and Notes Receivable, Net	3,791	2,402
Contract Assets	635	362
Inventories	2,012	1,486
Assets Held for Sale	1,800	1,016
Other	723	96
Total Current Assets	10,106	6,424
Plants, Properties and Equipment, Net	14,443	7,916
Goodwill	5,326	3,038
Intangibles, Net	4,043	72
Long-Term Financial Assets of Variable Interest Entities	2,349	2,331
Right of Use Assets	697	402
Overfunded Pension Plan Assets	486	93
Long-Term Assets Held For Sale	—	1,876
Deferred Charges and Other Assets	514	648
Total Assets	$37,964	$22,800
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$992	$191
Liabilities Held for Sale	502	344
Accounts Payable and Other Current Liabilities	6,405	3,723
Total Current Liabilities	7,899	4,258
Long-Term Debt	8,839	5,362
Deferred Income Taxes	1,898	1,028
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,127	2,120
Long-Term Lease Obligations	486	269
Underfunded Pension Benefit Obligation	316	232
Postretirement and Postemployment Benefit Obligation	133	133
Long-Term Liabilities Held For Sale	—	125
Other Liabilities	1,439	1,100
Equity
Common Stock	627	449
Paid-in Capital	14,414	4,732
Retained Earnings	4,885	9,393
Accumulated Other Comprehensive Loss	(528)	(1,722)
	19,398	12,852
Less: Common Stock Held in Treasury, at Cost	4,571	4,679
Total Equity	14,827	8,173
Total Liabilities and Equity	$37,964	$22,800

INTERNATIONAL PAPER COMPANY
Condensed Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Twelve Months Ended December 31,
	2025	2024
Operating Activities
Net earnings (loss)	$(3,516)	$557
Depreciation and amortization	2,882	1,305
Deferred income tax expense (benefit), net	(855)	(473)
Restructuring charges, net	618	221
Net (gains) losses on sales and impairments of businesses	3,512	—
Net (gains) losses on sales and impairments of assets	(70)	(58)
Periodic pension (income) expense, net	39	1
Other, net	(78)	135
Changes in operating assets and liabilities
Accounts and notes receivable	91	59
Contract assets	(21)	36
Inventories	158	12
Accounts payable and other liabilities	(1,027)	(140)
Interest payable	22	16
Other	(57)	7
Cash Provided By (Used For) Operating Activities	1,698	1,678
Investment Activities
Capital expenditures	(1,857)	(921)
Acquisitions, net of cash acquired	414	—
Proceeds from divestitures, net of transaction costs	141	—
Proceeds from sale of fixed assets	218	91
Proceeds from insurance recoveries	28	25
Other	32	(3)
Cash Provided By (Used For) Investment Activities	(1,024)	(808)
Financing Activities
Issuance of debt	409	102
Reduction of debt	(255)	(141)
Change in book overdrafts	181	(69)
Repurchases of common stock and payments of restricted stock tax withholding	(65)	(23)
Dividends paid	(977)	(643)
Other	(1)	(1)
Cash Provided By (Used for) Financing Activities	(708)	(775)
Effect of Exchange Rate Changes on Cash and Temporary Investments	25	(38)
Change in Cash and Temporary Investments	(9)	57
Cash and Temporary Investments
Beginning of the period	1,170	1,113
End of the period	$1,161	$1,170

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Cash Provided By (Used For) Operating Activities	$905	$397	$1,698	$1,678
Adjustments:
Capital expenditures	(650)	(260)	(1,857)	(921)
Free Cash Flow	$255	$137	$(159)	$757

Free cash flow is a non-GAAP financial measure which equals cash provided by (used for) operating activities less capital expenditures. The most directly comparable GAAP measure is cash provided by operations. Management utilizes this measure in connection with managing our business and believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

The preliminary non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of preliminary non-GAAP financial measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes non-GAAP financial measures, when used in conjunction with information presented in accordance with GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial results. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Investors are cautioned to not place undue reliance on any preliminary non-GAAP financial measures used in this release.